Exhibit 15.1

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Gulf Island Fabrication, Inc. for the registration of $42,841,260 of its common stock and 1,589,067 shares of its common stock of our report dated April 26, 2007, relating to the unaudited condensed consolidated interim financial statements of Gulf Island Fabrication, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2007.

Ernst & Young LLP

New Orleans, Louisiana

July 17, 2007